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Exhibit (e)(6)

OPSWARE INC.

2000 INCENTIVE STOCK PLAN

STOCK OPTION AGREEMENT

        Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

I.     NOTICE OF STOCK OPTION GRANT

        You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number
Date of Grant
Vesting Commencement Date
Exercise Price per Share
Total Number of Shares Granted
Total Exercise Price
Type of Option:
Term/Expiration Date:

Vesting Schedule:

        This Option may be exercised, in whole or in part, in accordance with the following schedule:

        One forty-eighth (1/48th) of the Shares subject to the Option shall vest each month on the same day of the month as the Vesting Commencement Date, subject to the Optionee continuing to be a Service Provider on such dates.

Accelerated Vesting:

        A.    If Optionee's continuous status as a Service Provider is terminated within thirty (30) days prior to or eighteen (18) months following a Change of Control (as defined in the Plan) by reason of:

  (i)
  Optionee's voluntary termination of employment for Good Reason,

  (ii)
  the termination of Optionee's employment without Cause by the Company or any successor entity, or

  (iii)
  the termination of Optionee's employment by reason of death or Disability,

        then one hundred percent (100%) of the then-Unvested Shares subject to the Option shall become Vested Shares and shall be exercisable.

        B.    If Optionee voluntarily terminates his/her continuous status as a Service Provider for Constructive Termination at least twelve (12) months following a Change of Control but no more than eighteen (18) months following a Change of Control, then one hundred percent (100%) of the then-Unvested Shares subject to the Option shall become Vested Shares and shall be exercisable.

Definitions:

        For purposes of this Option Agreement, the following definitions shall apply:

          "Cause" shall mean:

              (i)  the Optionee's repeated failure, in the reasonable judgment of the Board or Optionee's manager, to perform Optionee's assigned duties or responsibilities as a Service Provider as directed or assigned by the Board or Optionee's manager from time to time, after written notice thereof from the Board or Optionee's manager to the Optionee setting forth in reasonable detail the respects in which the Company believes the Optionee has not performed such duties or responsibilities;

             (ii)  the Optionee personally engaging in knowing and intentional conduct that is seriously injurious to the Company or any successor entity;

            (iii)  Optionee's commission of a material violation of the Company's Employment, Confidential Information and Invention Assignment Agreement; or

            (iv)  the Optionee being convicted of, or pleading no contest to, a felony, or committing an act of dishonesty or fraud against, or the willful misappropriation of material property belonging to, the Company or any successor entity.

          "Good Reason" shall mean any of the following, if not undertaken for Cause:

              (i)  the reduction of Optionee's base salary or target incentive cash compensation by more than an aggregate of ten percent (10%);

             (ii)  Optionee's relocation without Optionee's written consent to a facility or a location more than fifty (50) miles from Optionee's location for the Company immediately prior to the Change in Control; or

            (iii)  the material breach of this Change of Control provision by the Company or any successor entity, including the failure by the Company to require a successor in connection with a Change of Control to expressly assume and agree to perform the Company's Change of Control obligations under this Agreement.

          "Constructive Termination" shall mean the following, if not undertaken for Cause:

              (i)  a material adverse change in Optionee's responsibilities that causes Optionee's position to be of materially less stature or responsibility. A "material adverse change" shall not be deemed to occur if Optionee consents in writing to such change or if Optionee has substantially the same responsibilities with respect to a subsidiary entity as Optionee had for the Company immediately prior to the Change in Control or is otherwise performing such responsibilities as the senior person responsible for such in the subsidiary entity.

Conditions to Acceleration:

        Transition Period:    Optionee shall not be eligible for accelerated vesting resulting from a voluntary termination of employment for Constructive Termination unless Optionee continues as a Service Provider to the Company or any successor entity for a period of twelve (12) months immediately following the Change in Control.

        Cure Period:    If Optionee desires to invoke any item(s) listed above under the definition of Good Reason or Constructive Termination, Optionee must first give the Company an opportunity to cure such item(s) within thirty (30) days following delivery to the Company of a written explanation specifying the specific basis for Optionee's belief that Optionee is entitled to terminate employment for Good Reason or Constructive Termination.

        Release:    Prior to any acceleration of any exercisability or vesting benefits under this Option Agreement, Optionee and Company or any successor entity will enter into a commercially reasonable general release of claims in favor of the Company (or its successor).

Termination Period:

        Except as provided below, this Option may be exercised for three (3) months after Optionee ceases to be a Service Provider. If Optionee's status as a Service Provider with the Company or a successor corporation terminates (i) involuntarily for other than Cause at any time within twenty-four (24) months following a Change of Control, (ii) involuntarily due to a RIF, (iii) due to Optionee's death, or (iv) due to Optionee's Disability, then this Option may be exercised for twelve (12) months following such termination. In no event shall this Option be exercised later than the Term/Expiration Date as provided above. Optionee understands that except for terminations due to Optionee's death or Disability, an Incentive Stock Option converts into a Nonstatutory Stock Option three (3) months and one (1) day after termination of employment.

II.    AGREEMENT

        A.    Grant of Option.

        The Administrator hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the "Optionee") an option (the "Option") to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the "Exercise Price"), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

        If designated in the Notice of Grant as an Incentive Stock Option ("ISO"), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Nonstatutory Stock Option ("NSO").

        B.    Exercise of Option.

        (a)    Right to Exercise.    This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement.

        (b)    Method of Exercise.    This Option is exercisable by delivery of an exercise notice, in the form and manner specified by the Administrator (the "Exercise Notice") as determined by the Administrator, the Exercise Notice shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Company in the manner specified by the Administrator. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such properly completed Exercise Notice accompanied by such aggregate Exercise Price.

        No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

        C.    Method of Payment.

        Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

          1.     cash; or

          2.     check; or

          3.     consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; or

          4.     to the extent permitted by the Administrator, surrender of other Shares which (i) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; or

          5.     to the extent permitted by the Administrator, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the Exercise Price.

        D.    Non-Transferability of Option.

        This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

        E.    Term of Option.

        This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

        F.    Tax Obligations.

        THE TAX CONSEQUENCES RELATING TO THIS OPTION ARE SET FORTH IN THE PROSPECTUS RELATING TO THE PLAN PREVIOUSLY PROVIDED TO YOU, WHICH MAY ALSO BE FOUND ON THE COMPANY'S INTRANET SITE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

        1.    Withholding Taxes.    Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, and local income and employment tax withholding requirements applicable to the Option exercise. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

        2.    Notice of Disqualifying Disposition of ISO Shares.    If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

        G.    Entire Agreement; Governing Law.

        The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

        H.    NO GUARANTEE OF CONTINUED SERVICE.

        OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE OPTIONEE'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

        By accepting this Option, the Optionee and the Company both agree that this Option is granted under and governed by all of the terms and conditions of the Notice of Stock Option Grant, the Plan and this Option Agreement. The Optionee's acceptance of this Option confirms that he or she has carefully read and understands the Notice of Stock Option Grant, the Plan and the Option Agreement and that the Optionee has had an opportunity to obtain the advice of counsel before accepting this Option. By accepting this Option, the Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator regarding any questions relating to the Plan, Notice of Stock Option Grant or this Option Agreement. The Optionee also agrees to notify the Company in writing if your address as shown above changes.

OPSWARE INC. By:
Benjamin A. Horowitz President and Chief Executive Officer
Acknowledged and Agreed:

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  Exhibit (e)(6)
OPSWARE INC. 2000 INCENTIVE STOCK PLAN STOCK OPTION AGREEMENT